Exhibit 99.1

Contact:

Jessica Oring, Medifast, Inc.

Email: Jessica.Oring@choosemedifast.com

Telephone: (443) 379-5269

Medifast® Announces 10b5-1 Plan to Facilitate Continued Share Repurchases

OWINGS MILLS, MD., June 14, 2017 – Medifast, Inc. (NYSE: MED), a leading provider of clinically studied healthy living products and programs, announced today that it has established a repurchase plan under Rule 10b5-1 (the “Company’s 10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended, to facilitate the continued repurchase of shares of the Company’s common stock under its existing stock repurchase program. The Company may repurchase up to 850,000 shares of its common stock, which remain available under the outstanding repurchase authorization as of June 14, 2017.

“Our Board of Directors and executive leadership team are confident in the company’s growth prospects, balance sheet and cash flow” said Daniel Chard, Medifast CEO. “This share repurchase program further demonstrates our ongoing commitment to stockholders and an efficient use of the Company’s capital.”

Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Under the Company’s 10b5-1 Plan, the Company’s third party broker, subject to the rules and regulations of the Securities and Exchange Commission, will have authority to repurchase the Company’s common stock in the open market or through privately negotiated transactions in accordance with the terms of the Company’s 10b5-1 Plan. The Company’s 10b5-1 Plan will permit repurchases commencing June 14, 2017, unless the plan is terminated earlier in accordance with its terms. There is no guarantee as to the exact number of shares of the Company’s common stock, if any, that will be purchased under the Company’s 10b5-1 Plan.

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About Medifast®:

Medifast (NYSE: MED) is a leading provider of clinically studied healthy living products and programs. It partners with Take Shape For Life® Health Coaches to help its Clients achieve Optimal Wellness through a proven weight management and Habits of Health system. Medifast was founded in 1980 in Owings Mills, Maryland and has been recommended by more than 20,000 Doctors. The company was named to Forbes’ 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastNow.com.

Forward Looking Statements

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements are based on present circumstances and on Medifast's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including the repurchases of the Company’s common stock under the previously approved stock repurchase plan or expected future declaration or payment of dividends and any statement of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and Medifast assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.